UNITED STATES

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SCHEDULE 14A

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    Morgans Hotel Group Co.

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On June 4, 2013, Morgans Hotel Group Co. (the “Company”) issued a press release reaffirming that the Company’s slate of director nominees is committed to initiating a process to explore strategic alternatives. A copy of the press release is set forth below.

MORGANS HOTEL GROUP EXPANDS ON BOARD SLATE COMMITMENT TO EXPLORE FULL RANGE OF STRATEGIC ALTERNATIVES

Expressions of Interest from Five Potential Strategic Buyers Underscore Current Opportunity to

Create Shareholder Value

Substantial Uncertainty around Proposed Deleveraging Transaction Contributed to

Determination to Pursue Strategic Alternatives

NEW YORK, June 4, 2013 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reaffirmed that its slate of Board nominees is fully committed to initiating a process to explore strategic alternatives, including a sale of the Company, upon reelection at the Company’s Annual Meeting of Stockholders on June 14, 2013.

Michael Gross, Chief Executive Officer, said: “We had a deleveraging transaction in place to address looming and significant balance sheet issues and provide greater flexibility to maximize shareholder value. In light of OTK’s self-serving and obstructive actions, there is now substantial uncertainty around that proposed deleveraging transaction. In addition, we have recently received expressions of interest from five major hospitality companies. Based on these circumstances in addition to important feedback from our investors, our slate of nominees has unanimously determined that it is a prudent time to pursue a process to explore strategic alternatives including a sale of the Company. We are committed to doing so on an expeditious basis after reelection to the Company’s Board.”

MHG’s slate of director nominees is best positioned to pursue strategic alternatives and to maximize value for all shareholders. We do not believe that OTK Associates LLC (“OTK”), a dissident shareholder controlled by the Taubman and Olshan families that launched a proxy contest to attempt to seize control of the Company, would be willing to, or positioned to, seriously consider strategic alternatives if its director nominees are elected to the Company’s board. There are a number of factors that support this including:

Combative Relationship with Largest Creditor and Holder of Important Consent Rights: OTK has gone out of its way to vilify The Yucaipa Companies, the Company’s largest creditor, in legal filings and in the media. The Yucaipa Companies holds consent rights over a sale of the Company or substantially all of its assets under certain circumstances. This combative stance against Yucaipa could be a significant barrier to OTK’s ability to pursue strategic alternatives to maximize value for shareholders.

Misaligned Cost Basis: OTK entered the Company’s stock at an average cost of approximately $15.20 per share, raising serious questions about whether it would support a sale of the Company or other strategic transaction at a value below $15.20 per share. We are also concerned that OTK would not consider a sale or other value-maximizing alternative at a price that would publicly show a loss on its sole investment.

Filling Board Seats with Family: OTK intends to take control of the Board with three family heirs, a family employee, a short-seller and day-trader of the Company’s stock and two other interdependent family friends. OTK has also publicly stated that its slate would potentially “step into management” to run the Company. This suggests OTK’s goal is to run the Company as a family business, not to maximize value for all shareholders. Moreover, we do not believe OTK’s slate of nominees could act independently of the interests of OTK and the Olshan and Taubman families.

MHG urges shareholders to vote the WHITE proxy card to ensure there is a Board in place that is committed to, and capable of, pursuing strategic alternatives and maximizing value for all shareholders.

There is no assurance that the process of exploring strategic alternatives, if our Board’s director nominees are elected, will result in MHG changing its business plan, pursuing a particular strategic alternative or transaction or completing any such strategic alternative or transaction.

ABOUT MORGANS HOTEL GROUP

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and the intention of our Board nominees to explore strategic alternatives if elected, and any potential strategic transaction that may result from any such process. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the proposed deleveraging transaction, the proposed rights offering and related proposed transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual events or our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause actual events or our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to whether any potential counterparty would be willing to enter into a sales transaction on acceptable terms or at all, as well as economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, as amended by the Form 10-K/A filed on April 30, 2013, and other documents filed by the Company with the SEC from time to time. In particular, on May 14, 2013, the Delaware Court of Chancery entered an order, among other things, prohibiting the Company from taking any steps to consummate the previously announced proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed deleveraging transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated and what impact if any that proposed transaction would have on any process to explore strategic alternatives. See the Company’s definitive 2013 proxy statement, filed with the SEC on May 23, 2013, for more detail. All forward-looking statements in this press release are made as of the date hereof, based upon information known as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

IMPORTANT ADDITIONAL INFORMATION

On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

CONTACTS

Investors:

Richard Szymanski, Morgans Hotel Group Co., (212) 277-4188

Richard H. Grubaugh, D.F. King & Co., Inc., (212) 493-6950, rgrubaugh@dfking.com

Media:

Lex Suvanto or Neil Maitland, Abernathy MacGregor, (212) 371-5999, lex@abmac.com or nam@abmac.com